SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      September 22, 2005

Heartland Payment Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51265	22-3755714
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Identification No.)

47 Hulfish Street, Suite 400, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (609) 683-3831

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b)

☐                                    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 26, 2005, Heartland Payment Systems, Inc. (the “Company”) announced that on September 22, 2005 it entered into a Merchant Portfolio Purchase Agreement with Certegy Payment Services, Inc. (“Certegy”) pursuant to which for $3.0 million Certegy sold, assigned and transferred to the Company all of its rights, interests and responsibilities to certain merchant processing agreements and the revenues payable to the Company arising under such merchant processing agreements.  These merchant processing agreements were originally transferred by the Company to Certegy in November 2000, and the Company retained the responsibility for servicing the transferred accounts.

Item 7.01 Regulation FD Disclosure

The Company announced that it will record a one-time charge of $2.6 million in its fiscal third quarter ending September 30, 2005 as a result of an increase in the fair value of outstanding warrants, which were converted to equity upon the closing of the Company’s initial public offering on August 16, 2005.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1

Press Release of the Company, dated September 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2005

Heartland Payment System, Inc.
(Registrant)

By:	/s/ Robert H.B. Baldwin, Jr.
Robert H.B. Baldwin, Jr.
Chief Financial Officer